Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2014, with respect to the financial statements of Eclipse Resources Operating, LLC, contained in the Prospectus, filed on June 23, 2014, relating to the Registration Statement of Eclipse Resources Corporation on Form S-1 (File No. 333-195679), which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

August 4, 2015